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                                                                    Exhibit 23.1


                              CONSENT OF KPMG LLP

The Board of Directors
enCommerce, Inc.:

     We consent to the inclusion of our report dated July 7, 2000, with respect to the consolidated balance sheets of enCommerce, Inc. and subsidiaries as of March 31, 2000 and June 30, 1999, and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for the nine months ended March 31, 2000 and year ended June 30, 1999, which report appears in the Form 8-K/A of Entrust Technologies Inc. dated August 9, 2000.

/s/ KPMG LLP

Mountain View, California
August 9, 2000